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                        HERBALIFE INTERNATIONAL, INC.
                           1800 Century Park East
                         Los Angeles, California 90067




                 APPLICATION TO WITHDRAW REGISTRATION STATEMENT

                                  March 12, 1997


VIA EDGAR
---------

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004
Attn: Mr. David Lynn


       Re:  HERBALIFE INTERNATIONAL,INC.
            FORM S-3 REGISTRATION STATEMENT (NO. 333-21179)
            (THE "REGISTRATION STATEMENT")

Dear Mr. Lynn:

     Pursuant to Rule 477 of the Securities Act of 1933, as amended, Herbalife International, Inc., a Nevada corporation (the "Registrant") hereby makes application to withdraw the above-referenced Registration Statement. The Registration Statement was filed by the Registrant on February 5, 1997.

      IN WITNESS WHEREOF, the undersigned has executed this Application to Withdraw as of March 12, 1997.


                                    HERBALIFE INTERNATIONAL, INC.


                                    By:  /s/ TIMOTHY GERRITY
                                         --------------------------------
                                         Timothy Gerrity
                                         Executive Vice President
                                         and Chief Financial Officer